Exhibit 3.01

SECOND AMENDMENT
TO
AMENDED AND RESTATED
CODE OF REGULATIONS
OF
STATE AUTO FINANCIAL CORPORATION
ARTICLE 10
Forum for Adjudication of Disputes
Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of Chapter 1701 of the Ohio Revised Code or the articles or these regulations, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be (i) the Court of Common Pleas of Franklin County, Ohio, or (ii) if that court does not have jurisdiction, then the United States District Court for the Southern District of Ohio, Eastern Division sitting in Columbus, Ohio, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.